East Tennessee Materials

and Energy Corporation

East Tennessee Materials and Energy Corporation

Contents

Independent Auditors' Report			3

Consolidated Financial Statements
Balance sheets Statements of operations Statements of stockholders' deficit Statements of cash flows Notes to consolidated financial statements	4 9	-- --	5 6 7 7 27

Independent Auditors' Report

To the Board of Directors
East Tennessee Materials and Energy Corporation
Oak Ridge, Tennessee

We have audited the accompanying consolidated balance sheets of East Tennessee Materials and Energy Corporation and subsidiary (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of East Tennessee Materials and Energy Corporation and subsidiary at December 31, 2000 and 1999 and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Effective June 25, 2001, the Company was acquired by Perma-Fix Environmental Services, Inc. (see Note 16).

                                                                   /s/ Gallogly, Fernandez & Riley, LLP
                                                                Certified Public Accountants

July 13, 2001

East Tennessee Materials and Energy Corporation

Consolidated Balance Sheets

December 31,	2000	1999

Assets

Current:
Accounts receivable	$212,693	$265,374
Prepaid expenses	14,044	4,793

Total current assets	226,737	270,167

Plant and equipment, net	9,480,288	3,957,845

Other assets:
Permits, net of accumulated amortization of $509,094 and $170,091	1,276,627	1,447,466
Lease acquisition costs, net of accumulated amortization of $87,536 and $53,848	213,111	246,798
Goodwill, net of accumulated amortization of $24,052 and $12,026	96,213	108,238
Other	9,648	9,438

Total other assets	1,595,599	1,811,940

	$11,302,624	$6,039,952

See accompanying notes to consolidated financial statements.

East Tennessee Materials and Energy Corporation

Consolidated Balance Sheets

December 31,	2000	1999

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable	$1,128,465	$461,937
Accrued expenses	920,787	460,996
Due to related party	4,489,845	3,882,567
Due to Perma-Fix	3,754,410	--
Notes payable	927,600	433,400
Current maturities of long-term debt	748,750	42,764
Current portion of payroll tax liability	20,022	--

Total current liabilities	11,989,879	5,281,664

Long-term debt, less current maturities	14,703	405,042
Payroll tax liability, less current portion	903,474	625,000
Other long-term liabilities	200,420	157,036

Total liabilities	13,108,476	6,468,742

Commitments	--	--

Redeemable Series A Cumulative Preferred Stock	1,291,544	942,203

Stockholders' deficit:
Common stock; no par value; authorized 4,000,000 shares; issued 2,066,700 and 2,047,950 shares	1,527,691	1,802,032
Accumulated deficit	(4,525,087)	(3,073,025)
Less treasury stock at cost, 25,000 shares	(100,000)	(100,000)

Total stockholders' deficit	(3,097,396)	(1,370,993)

	$11,302,624	$6,039,952

See accompanying notes to consolidated financial statements.

East Tennessee Materials and Energy Corporation

Consolidated Statements of Operations

Year ended December 31,	2000		1999

Net revenues	$905,480		$1,208,226

Cost of goods sold	558,806		876,779

Gross profit	346,674		331,447

Selling, general and administrative expenses	1,290,352		1,725,784
Depreciation and amortization	452,345		301,840

Loss from operations	(1,396,023)		(1,696,177)

Other income (expense):
Other income	119,005		--
Interest expense	(175,044)		(266,171)

Total other income (expense)	(56,039)		(266,171)

Net loss	(1,452,062)		(1,962,348)

Preferred stock dividends	(349,341)		(281,719)

Net loss applicable to common stockholders	$(1,801,403	) $	(2,244,067)

See accompanying notes to consolidated financial statements.

East Tennessee Materials and Energy Corporation

Consolidated Statements of Stockholders' Deficit

	Common Stock		Accumulated		Treasury	Total Stockholders'
	Shares	Amount	Deficit		Stock	Deficit

Balance, December 31, 1998, as previously reported	1,837,000	$1,837	$(1,043,461	) $	--	$(1,041,624)

Restatement (Note 17)	--	1,239,114	(67,216)		--	1,171,898

Balance, December 31, 1998, as restated	1,837,000	1,240,951	(1,110,677)		--	130,274

Issuance of common stock for acquisition	50,000	200,000	--		--	200,000

Issuance of common stock to note holders	65,500	262,000	--		--	262,000

Issuance of common stock for consulting services	50,000	200,000	--		--	200,000

Sale of common stock	45,450	180,800	--		--	180,800

Purchase of treasury stock	--	--			(100,000)	(100,000)

Accretion of redemption value of preferred stock	--	(214,097)	--		--	(214,097)

Preferred stock dividends	--	(67,622)	--		--	(67,622)

Net loss	--	--	(1,962,348)		--	(1,962,348)

Balance, December 31, 1999	2,047,950	1,802,032	(3,073,025)		(100,000)	(1,370,993)

Issuance of common stock for consulting services	18,750	75,000	--			75,000
					--
Accretion of redemption value of preferred stock	--	(214,097)	--		--	(214,097)

Preferred stock dividends	--	(135,244)	--		--	(135,244)

Net loss	--	--	(1,452,062)		--	(1,452,062)

Balance, December 31, 2000	2,066,700	$1,527,691	$(4,525,087	) $	(100,000)	$(3,097,396)

See accompanying notes to consolidated financial statements.

East Tennessee Materials and Energy Corporation

Consolidated Statements of Cash Flows

Year ended December 31,	2000		1999

Cash flows from operating activities:
Net loss	$(1,452,062	) $	(1,962,348)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	452,345		301,840
Amortization of debt discount	322,000		322,000
Issuance of common stock for consulting services	75,000		200,000
Cash provided by (used for):
Accounts receivable	52,681		(77,315)
Prepaid expenses	(9,251)		438
Accounts payable	666,528		400,230
Accrued expenses and other liabilities	744,509		833,458

Net cash provided by operating activities	851,750		18,303

Cash flows from investing activities:
Capital expenditures	(5,532,911)		(2,724,436)
Expenditures obtaining permits	(168,164)		(470,434)
Increase in other assets	(210)		(384)

Net cash used for investing activities	(5,701,285)		(3,195,254)

Cash flows from financing activities:
Billings and advances from related party	607,278		2,482,567
Proceeds from notes payable	495,000		409,000
Payments on notes payable	(800)		(40,600)
Billings and advances from Perma-Fix	3,754,410		--
Proceeds from long-term debt	--		150,000
Payments on long-term debt	(6,353)		(4,872)
Proceeds from sale of common stock	--		180,800

Net cash provided by financing activities	4,849,535		3,176,895

Net decrease in cash	--		(56)

Cash, beginning of year	--		56

Cash, end of year	$--		$--

See accompanying notes to consolidated financial statements.

East Tennessee Materials and Energy Corporation

Notes to Consolidated Financial Statements

1.	Summary of Accounting Policies

Nature of Operations

East Tennessee Materials and Energy Corporation and its wholly-owned subsidiary, First Choice Technical Services, Inc., (the "Company") provide engineering and consulting services to the hazardous mixed waste storage, analysis, treatment and disposal industry. Primary customers of the Company are currently United States Department of Energy contractors. In June 1999, the Company obtained the necessary federal and state permits to operate a facility to treat low-level radioactive and hazardous waste. The Company completed construction of the treatment facility located in Oak Ridge, Tennessee, in June 2001, and the facility became fully operational during the third quarter of 2001. The Company was acquired by Perma-Fix Environmental Services, Inc. effective June 25, 2001 (see Note 16).

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany transactions have been eliminated in consolidation.

Plant and Equipment Plant and equipment are stated at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method.

Permits

Permits include the costs of obtaining permits for the treatment of hazardous and low-level radioactive waste. These costs are amortized on a straight-line basis over the life of the related permit, which is generally ten years. Amortization expense was approximately $339,000 and $170,000 for the years ended December 31, 2000 and 1999, respectively. The Company capitalized $13,367 and $39,393 of interest expense to permits during 2000 and 1999, respectively.

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

Goodwill

Goodwill is stated at cost less accumulated amortization. Goodwill is amortized using the straight-line method over a period of ten years. Amortization expense was approximately $12,000 for each of the years ended December 31, 2000 and 1999, respectively.

Lease Acquisition Costs

Lease acquisition costs represent the costs incurred to obtain the Company's building lease. These costs are being amortized over the life of the related lease, which is ten years. Amortization of lease acquisition costs was approximately $34,000 and $30,000 for the years ended December 31, 2000 and 1999, respectively.

Impairments

Assets are evaluated for impairment when events change or changes in circumstances indicate that the carrying amounts of the assets may not be recoverable. When any such impairment exists, the related assets are written down to fair value.

Revenue Recognition Revenues are recognized at the time services are rendered.

Income Taxes

Deferred income taxes are provided for temporary differences in the recognition of income and expense for financial reporting and income tax purposes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets, liabilities and tax carryforwards that will result in taxable or deductible amounts in future periods based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements
taxable income. Deferred tax liabilities are recognized when incurred; deferred tax assets, when necessary, are reduced by a valuation allowance when it is more likely than not that the asset will not be realized.

Fair Value of Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2000. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable, accrued expenses and due to stockholder. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the notes payable and long-term debt are estimated based on the current rates available to the Company for debt of the same remaining maturities and approximates its carrying amount.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.	Acquisition of First Choice

Effective January 1, 1999, the Company acquired all of the outstanding common stock of First Choice Technical Services, Inc. ("FCTS") in exchange for 50,000 shares of the Company's common stock valued at $200,000 and the assumption of $39,035 of liabilities. The acquisition was recorded using the purchase method of accounting. Accordingly,

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

the purchase price was allocated to the net assets acquired based upon the estimated fair market values. The excess of the purchase price over the estimated fair value of the net assets acquired was approximately $120,000, which has been accounted for as goodwill and is being amortized over its estimated useful life of ten years. The operating results of FCTS are included in the Company's results of operations from the date of acquisition. FCTS is an engineering and consulting firm that provides services related to hazardous mixed waste storage, analysis, treatment and disposal.
3.	Recission of ICM Merger

In June 1999, the Company's Board approved a merger with International Credit & Mercantile, Inc. ("ICM"). The merger was rescinded on July 20, 2000, and the stock purchase agreement was terminated. The acquisition of ICM was not recorded in the Company's financial statements as a result of the recission.

In connection with this merger, a consultant was granted an option to purchase 125,000 shares of common stock at an exercise price of $4 per share. In connection with the recission of the merger, this option was canceled.

4.	Plant and Equipment	Plant and equipment consist of the following:
December 31,	Estimated Useful Lives	2000	1999

Plant equipment	5 years	$22,500	$22,500
Transportation equipment	5 years	34,253	34,253
Office equipment and furniture	3-7 years	6,436	19,443
Construction in progress		9,440,131	3,898,338

		9,503,320	3,974,534
Less accumulated depreciation		(23,032)	(16,689)

		$9,480,288	$3,957,845

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

The Company incurred approximately $6.6 million of additional costs to complete the construction of its treatment facility. The Company capitalized $448,112 and $226,778 of interest expense to construction in progress during 2000 and 1999, respectively.

5.	Commitments

Operating Lease

The Company conducts its operations from a leased facility. This lease is classified as an operating lease and expires in January 2008. As of December 31, 2000, future minimum rental payments required under this lease are as follows:

Year ending December 31,

2001	$24,000
2002	48,000
2003	119,000
2004	125,000
2005	125,000
Thereafter	260,000

Total	$701,000

Beginning February 2003, the Company will be required to pay an additional amount equal to .5% of gross annual sales with a maximum combined annual base and percentage of sales lease amount not to exceed $200,000. Rent expense for the years ended December 31, 2000 and 1999 was approximately $103,000 and $105,000, respectively.

Permits

The Company is subject to various regulatory requirements, including the procurement of requisite licenses and permits at its treatment facility. These licenses and permits are subject to periodic renewal without which the Company would not be able to operate its treatment facility. The Company believes that once a license or permit is issued, it

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

will be renewed at the end of its term if the facility operations are in compliance with the applicable regulatory requirements.

Legal

The Company is involved in various litigation in the normal course of conducting its business. The Company is currently not a party to any litigation or governmental proceeding which management believes could have a material adverse affect on their financial position or results of operations.

6.	Notes Payable

Notes payable consist of notes with maturities of one year or less. The majority of the notes shown below are past due as of December 31, 2000. However, $887,600 of the notes were settled prior to or pursuant to the acquisition of the Company by Perma-Fix (see Note 16).

December 31,	2000	1999

Prime + 6% (15.5 % at December 31, 2000) unsecured notes payable to stockholders, interest and principal due January 2000, guaranteed by certain stockholders and related parties of the Company	$50,000	$50,000

Prime + 4% (13.5% at December 31, 2000) unsecured notes payable to stockholders, interest and principal due in January and February of 2000, guaranteed by certain stockholders and related parties of the Company	44,000	44,000

Prime +1% (10.5 % at December 31, 2000) unsecured note payable to a bank, interest and principal due January 2000, guaranteed by certain stockholders and related parties of the Company	13,600	14,400

Unsecured notes payable to stockholders, interest ranging from 12% to 14% payable monthly, principal and all unpaid accrued interest due January 2000, guaranteed by certain stockholders and related parties of the Company	100,000	100,000

10% note payable to stockholder, interest and principal due July 2000, secured by the assignment of certain accounts receivable of the Company and guaranteed by certain stockholders and related parties of the Company	60,000	60,000

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

December 31,	2000	1999

10% unsecured note payable to former stockholder, interest and principal due March 2000, guaranteed by a stockholder of the Company.	25,000	25,000

5.18% note payable to a bank, interest payable monthly, principal and all unpaid accrued interest due March 2000, secured by a pledge of a certificate of deposit belonging to a related party, guaranteed by certain stockholders and related parties of the Company.	100,000	100,000

10.08% unsecured note payable, interest and principal due October 2000, guaranteed by certain stockholders and related parties of the Company.	40,000	40,000

20% note payable to stockholder, principal and interest due September 2000, secured by the assignment of certain accounts receivable of the Company and guaranteed by certain stockholders and related parties of the Company	145,000	--

9.75% unsecured note payable, interest payable quarterly, principal and all unpaid accrued interest due March 2001, guaranteed by a stockholder of the Company	350,000	--

Total	$927,600	$433,400

East Tennessee Materials and Energy Corporation

Notes to Consolidated Financial Statements

7.	Long-Term Debt	Long-term debt consists of the following:
December 31,	2000	1999

Prime + 4% (13.5 % at December 31, 2000) unsecured notes payable to stockholders, interest payable monthly, principal and all unpaid accrued interest due June 2003, guaranteed by certain stockholders and related parties of the Company	$1,498,000	$1,498,000

5.59% unsecured note payable to former stockholder, interest and principal of $3,310 due monthly through February 2002, guaranteed by a stockholder of the Company	75,000	75,000

8.99% note payable to bank, interest and principal of $710 due monthly through September 2003, secured by a Company vehicle.	21,653	28,006

	1,594,653	1,601,006
Less unamortized debt discount (see below)	(831,200)	(1,153,200)
Less current portion	(748,750)	(42,764)

Total	$14,703	$405,042

The above unsecured notes payable to stockholders were settled in June 2001 pursuant to the acquisition of the Company by Perma-Fix (see Note 16). Accordingly, this debt has been classified as current at December 31, 2000. Aggregate maturities of the Company's note payable to bank over future years are as follows: 2001 -- $6,950; 2002 -- $8,530; and 2003 -- $6,173.

The Company issued common stock (see Note 12) and preferred stock (see Note 11) to the unsecured note payable holders. Common stock issued during 1998 and 1999 totaled 337,000 and 65,500 shares, respectively, valued at $1,610,000, or $4.00 per share. No value was assigned to the Series A cumulative preferred stock issued in connection with these notes. The $1,610,000 was recorded as a debt discount and is being amortized to interest expense over the term of the notes. During 2000 and 1999, $322,000 and $322,000, respectively,

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

of the debt discount was amortized to interest expense. As of December 31, 2000, the unamortized debt discount was $831,200.
8.	Employee Benefit Plan

The Company has a defined contribution employee benefit plan under the provisions of Section 401(k) of the Internal Revenue Code. Prior to January 1, 1999, the Company participated in the 401(k) Plan of its majority stockholder, Performance Development Corporation ("PDC"). Effective January 1, 1999, the Company adopted its own separate 401(k) Plan at which time the assets and liabilities associated with its employees were transferred from the PDC Plan to the Company's new 401(k) Plan (the "Plan"). All employees who have completed one year of service and attained age 21 are eligible to participate in the Plan. The Company contributes an amount equal to 100% of the employees' salary deferral not to exceed 2% of the employees' compensation plus 50% of any deferral above 2%, but not exceeding 6% of the employees' compensation.

From November 1998 through June 2000, the Company did not submit employee or employer matching contributions to the Plan. Amounts due to the Plan for employee contributions, employer matching contributions and estimated lost earnings on these contributions were $302,718 and $202,537 as of December 31, 2000 and 1999, respectively, and are included in accrued expenses. Included in these amounts are employer matching contributions of $46,754 and $11,319 for 2000 and 1999, respectively. These delinquent contributions were paid to the Company's Plan by Perma-Fix in connection with the closing of the acquisition of the Company by Perma-Fix (see Note 16).

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

9.	Accrued Expenses	Accrued expenses consist of the following:
December 31,	2000	1999

Accrued 401(k) plan contributions (see Note 8)	$352,018	$202,537
Accrued compensation	156,332	130,365
Accrued interest	412,457	128,094

	$920,807	$460,996

10.	Payroll Tax Liability

The Company was delinquent in the payment of payroll taxes to the Internal Revenue Service ("IRS"). The Company entered into an installment agreement with the IRS for the payment of the delinquent payroll taxes over a term of approximately eight years. The installment agreement was a condition to closing of the acquisition by Perma-Fix Environmental Services, Inc. (see Note 16). Amounts due for payroll taxes were $923,496 and $625,000 as of December 31, 2000 and 1999, respectively. Future payments of payroll taxes under the installment agreement as of December 31, 2000 are as follows:

2001	$20,022
2002	10,010
2003	60,065
2004	80,088
2005	200,213
Thereafter	553,098

$923,496

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

11.	Redeemable Series A Cumulative Preferred Stock

The Company has authorized 1,000,000 shares of preferred stock consisting of 500,000 shares designated as Series A cumulative preferred stock which is nonvoting and nonconvertible. The Company issued 110,687 shares of Series A preferred stock in 1997 in exchange for $553,435 of engineering and administrative services provided by its majority stockholder, PDC, (see Note 14). During 1998 and 1999, the Company issued 134,800 and 25,000 shares of Series A preferred stock, respectively, in connection with the issuance of notes payable. No value was assigned to this preferred stock (see Note 7). Total Series A preferred stock issued and outstanding were 270,487 and 245,487 at December 31, 2000 and 1999, respectively.

Dividends on the Series A preferred stock are cumulative and accrue at $.50 per preferred share annually from June 30, 1999 to June 30, 2003 and from June 30, 2004 to June 30, 2013 at the greater of (i) $1.00 per preferred share annually or (ii) one percent of the Company's gross revenue for the preceding 12 months divided by $100,000. The Company recorded preferred stock dividends of $67,622 and $135,244 during 1999 and 2000, respectively. These dividends were unpaid at December 31, 2000 and are included in the carrying value of the Series A preferred stock.

The Series A preferred stock is redeemable at the option of the holder upon the later of June 30, 2003 or the fifth anniversary of the issuance of the Series A preferred stock. The Company may redeem the Series A preferred stock at any time after June 30, 2003. The Company is required to redeem all Series A preferred stock upon a change of control or public offering. All outstanding shares of the Series A preferred stock was converted to common stock in March 2001 (see Note 16). The redemption price is equal to the liquidation value of $5 per preferred share plus the contingent redemption value plus all accrued and unpaid dividends. The contingent redemption value is equal to the greater of (i) $1.00 per preferred share or (ii) an amount per share equal to one percent of the Company's gross revenues for the preceding 12 months divided by $100,000. The excess of the minimum

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

redemption value of $1,622,922 over the initial carrying value of $553,435 is being accreted and recorded as preferred stock dividends from the issuance date to the redemption date (June 30, 2003). The Company recorded preferred stock dividends related to the accretion of the redemption value of the Series A preferred stock of $214,097, $214,097 and $107,049 during 2000, 1999 and 1998, respectively. The carrying value of the Series A preferred stock was $1,291,544 and $942,203 at December 31, 2000 and 1999, respectively.
12.	Common Stock

During 1998 and 1999, the Company issued 337,000 and 65,500 shares of common stock to note holders valued at $1,348,000 and $262,000, respectively. The value of these shares was accounted for as a debt discount as more fully described in Note 7. During 1999, the Company issued 50,000 shares of common stock in connection with the First Choice acquisition valued at $200,000 (see Note 2), 50,000 shares of common stock for consulting services valued at $200,000, and sold 45,450 shares of common stock for $180,800. During 2000, the Company issued 18,750 shares of common stock for consulting services valued at $75,000.

The Company recorded dividends in connection with its Series A preferred stock as more fully described in Note 11. Dividends and accretion of the redemption value of preferred stock recorded in 2000, 1999 and 1998 were $349,341, $281,719 and $107,049, respectively, and reduced the amount available to common stockholders.

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

13.	Income Taxes

The Company files its tax returns using the cash basis of accounting which requires adjustments to the Company's net loss recorded using the accrual basis of accounting. The components of deferred tax assets and liabilities consist of the following:

December 31,	2000	1999

Deferred tax assets:
Depreciation and amortization	$6,800	$2,800
Accrual to cash conversion	1,188,100	630,300
Net operating loss carryforward	863,100	897,600
Valuation allowance	(1,978,000)	(1,430,800)

Deferred tax assets	80,000	99,900

Deferred tax liabilities:
Accrual to cash conversion	(80,000)	(99,900)

Net deferred tax assets	$--	$--

The net deferred tax asset is reduced by a valuation allowance due to the uncertainty associated with the realization of the net deferred tax asset. The valuation increased $ 547,200 during 2000 from the allowance of $ 1,430,800 at December 31, 1999.

At December 31, 2000, the Company had unused net operating loss carryforwards of approximately $ 2,300,000, which expire in varying amounts during 2018 through 2019.

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

14.	Related Party Transactions

The Company incurred expenses for engineering and administrative services rendered by its majority stockholder, PDC, in the approximate amount of $1,188,500 and $2,008,000 during 2000 and 1999, respectively. PDC also advanced approximately $436,000 during 1999, which was paid back during 2000. Amounts due PDC for services and advances at December 31, 2000 and 1999 were $4,489,845 and $3,882,567, respectively.

The Company derived revenue of approximately $69,300 and $38,500 during 2000 and 1999, respectively, from providing subcontract services to PDC. Accounts receivable from this stockholder at December 31, 2000 and 1999 were $-0- and $34,557, respectively.

Notes payable of the Company have been personally guaranteed by certain stockholders (see Notes 6 and 7).
15.	Supplemental Cash Flow Information	Supplemental cash flow information is as follows:
Year ended December 31,	2000	1999

Interest paid	$30,160	$147,131

Non-cash investing and financing activities:
Capital lease obligation for equipment	$--	$22,500
Issuance of common stock for acquisition	--	200,000
Note payable issued for payment of accounts payable	--	40,000
Purchase of treasury stock in exchange for note payable	--	100,000
Common stock issued for notes payable	--	262,000
Accrual of preferred stock dividends	135,244	67,622
Accretion of redemption value of preferred stock	214,097	214,097
Common stock issued for consulting services	75,000	200,000

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

16.	Perma-Fix Acquisition

On June 25, 2001, the Company was acquired by Perma-Fix Environmental Services, Inc. ("Perma-Fix") pursuant to the terms of the Stock Purchase Agreement, dated January 18, 2001, (the "Purchase Agreement"). Pursuant to the terms of the Purchase Agreement, all of the outstanding voting stock of the Company was acquired by Perma-Fix and the Company with (a) the Company acquiring 20% of its own outstanding shares of voting common stock (held as treasury stock), and (b) Perma-Fix acquiring all of the remaining outstanding shares of the Company's voting common stock (the "Acquisition"). As a result, Perma-Fix now owns all of the issued and outstanding voting capital stock of the Company.

In March 2001, in contemplation of the Acquisition, the Company's Series A Preferred stockholders converted each preferred share into three shares of common stock and the Series A Preferred Stock was eliminated. In addition, the Company's Board authorized the issuance of 1,500,000 shares of preferred stock, of which 1,467,396 were designated as Series B Preferred Stock as described below.

Perma-Fix issued 1,597,576 shares of its common stock valued at $2,396,000, or $1.50 per share, in exchange for all of the Company's remaining outstanding common stock. Of the common shares issued, 947,733 were issued in satisfaction of $357,600 of the Company's notes payable and $1,064,000 of long-term debt (see Notes 6 and 7). In addition, as partial consideration of the Acquisition, the Company issued shares of its newly designated Series B Preferred Stock to former common shareholders of the Company having a stated value of approximately $1,285,000. The Series B Preferred Stock is non-voting and non-convertible, has a $1.00 liquidation preference per share and may be redeemed at $1.00 per share at the option of the Company at any time after one year from the date of issuance. Following the first 12 months after the original issuance of the Series B Preferred Stock, the holders of the Series B Preferred Stock will be entitled to receive,

23

East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

when, as, and if declared by the Board of Directors of the Company out of legally available funds, dividends at the rate of 5% per year per share applied to the amount of $1.00 per share, which shall be fully cumulative. As a condition to the closing of the acquisition, Perma-Fix also issued 346,666 shares of the Common Stock to certain creditors of the Company in satisfaction of $520,000 of the Company's liabilities, of which $350,000 was in satisfaction of an unsecured note payable (see Note 6). At the date of closing, Perma-Fix advanced funds to the Company to pay certain liabilities to the IRS ($50,000), 401(k) plans ($1,336,000) and certain long-term debt holders ($434,000), in the aggregate amount of $1,820,000.

Prior to the date of acquisition, Perma-Fix provided design and construction services under a subcontract agreement with the Company. As of the date of acquisition, Perma-Fix had loaned and advanced the Company approximately $2.3 million for working capital purposes and had billed approximately $9.8 million under the subcontract agreement, of which approximately $2,641,000 had been billed during 2000. As of December 31, 2000, $3,754,410 was due Perma-Fix for billings and advances related to the construction of the facility.

As a condition to the closing of the Acquisition, the Company entered into an installment agreement with the IRS relating to withholding taxes owing by the Company in the amount of $923,496 ("Installment Agreement") (see Note 10). The Installment Agreement provides for the payment of such withholding taxes over a term of approximately eight years. In addition, as a condition to such closing, one of the Company's shareholders, Performance Development Corporation ("PDC"), and two corporations affiliated with PDC, PDC Services Corporation ("PDC Services") and Management Technologies, Inc. ("MTI") each entered into an installment agreement with the IRS relating to withholding taxes owing by each of PDC, PDC Services and MTI ("PDC Installment Agreement"). The PDC Installment Agreement provides for the payment of semi-annual installments over a term of

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

eight years in the aggregate amount of approximately $3,714,000. The Installment Agreement and the PDC Installment Agreement provide that (a) Perma-Fix does not have any liability for any taxes, interest or penalty with respect to the Company, PDC, PDC Services or MTI; (b) the Company will be solely liable for paying the obligations of the Company under the Installment Agreement; (c) the IRS will not assert any liability against Perma-Fix, the Company or any current or future related affiliate of Perma-Fix for any tax, interest or penalty of PDC, PDC Services or MTI; and (d) as long as the payments by the Company under the Installment Agreement are made timely, the IRS will not file a notice of a federal tax lien, change or cancel the Installment Agreement. Perma-Fix did not acquire any interest in PDC, PDC Services or MTI.

Prior to the closing of the Acquisition, PDC had advanced monies to, and performed certain services for the Company aggregating approximately $3,700,000 (see Note 14). Amounts due to PDC for such advances and services were $4,489,845 and $3,882,567 at December 31, 2000 and 1999, respectively. In payment of such advances and services and as a condition to closing, the Company issued a promissory note, dated June 7, 2001, to PDC in the principal amount of approximately $3,700,000. The promissory note is payable over eight years to correspond to payments due to the IRS under the PDC Installment Agreement. PDC has directed the Company to make all payments under the promissory note directly to the IRS to be applied to PDC's obligations under the PDC Installment Agreement.

In connection with the closing of the Acquisition, Perma-Fix also made corrective contributions to the Company's 401(k) Plan and to the PDC 401(k) Plan. The amounts paid to the PDC Plan by Perma-Fix reduced the Company's accounts payable to PDC.

The Company recently completed the construction of its low-level radioactive and hazardous waste ("mixed waste") treatment facility in Oak Ridge, Tennessee. The 125,000 square-foot facility, located on

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East Tennessee Materials and Energy Corporation Notes to Consolidated Financial Statements

the grounds of the Oak Ridge K-25 Weapons Facility of the Department of Energy ("DOE"), will use Perma-Fix's various proprietary technologies to treat mixed waste coming from governmental, institutional and commercial generators nationwide. The Company operates under both a hazardous waste treatment and storage permit and a license to store and treat low-level radioactive waste. The Company also has three subcontracts with Bechtel-Jacobs Company, LLC, DOE's site manager, which were awarded in 1998 and cover the treatment of legacy, operational and remediation nuclear waste. The facility began accepting waste in June 2001 and became fully operational during the third quarter of 2001.

Upon the acquisition of the Company, Perma-Fix accrued for the estimated closure costs, determined pursuant to RCRA guidelines, for the Company's facility. This accrual, recorded at $2,025,000, represents the potential future liability to close and remediate the facility, should such a cessation of operations ever occur. No insurance or third party recovery was taken into account in determining the cost estimates or reserve, nor do the cost estimates or reserve reflect any discount for present value purposes. These estimated closure costs were not accrued by the Company at December 31, 1999 or 2000 since the construction of the facility had not been completed.

17.	Restatement

The Company's financial statements for the year ended December 31, 1998 were restated to correct the valuation of common and preferred stock issued to certain note holders and to record the accretion of the Series A preferred stock redemption value as discussed in Note 11. As a result of this restatement, the accumulated deficit at December 31, 1998 was increased by $67,216. The Company's restated net loss applicable to common stockholders for the year ended December 31, 1998 was increased to $997,350 compared to the amount previously reported of $930,134.